Exhibit 3.60

LIMITED PARTNERSHIP AGREEMENT

OF

KILGORE PARTNERS, L.P.

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS	1

1.1. Scope	1
1.2. Defined Terms	1
1.2.1. “Act”	1
1.2.2. “Agreement”	1
1.2.3. “Available Funds”	1
1.2.4. “Certificate”	1
1.2.5. “Code”	1
1.2.6. “Effective Date”	1
1.2.7. “General Partner”	1
1.2.8. “General Partner Interest” or “General Partnership Interest”	2
1.2.9. “Limited Partner”	2
1.2.10. “Limited Partner Interest” or “Limited Partnership Interest”	2
1.2.11. “Net Profit and Net Loss”	2
1.2.12. “Partner”	3
1.2.13. “Partnership”	3
1.2.14. “Partnership Interest” or “Interest”	3
1.2.15. “Person”	3
1.2.16. “Representative”	3
1.2.17. “Transfer”	3
1.2.18. “Treasury Regulations,” “Regulations,” “Treas. Reg.,” or “Reg.”	3

ARTICLE 2 - ORGANIZATION	4

2.1. Formation of the Partnership	4
2.2. Name of the Partnership	4
2.3. Registered Agent and Principal Office	4
2.4. Purposes of the Partnership	4
2.5. Term of Existence	4
2.6. Partners	4
2.6.1. General Partner	4
2.6.2. Limited Partner	5

ARTICLE 3 - CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS	5

3.1. Initial Capital Contributions	5
3.2. Interests of Partners in Partnership Capital	5
3.3. Subsequent Capital Contributions	6
3.4. Return of Capital Contributions	6
3.5. Capital Accounts of the Partners	6
3.6. Revaluation of Capital Accounts Upon Occurrence of Certain Events	6

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ARTICLE 4 - ALLOCATIONS AND DISTRIBUTIONS	6

4.1 Allocation of Profits and Losses Between the Partners	6
4.2. Special Allocations	6
4.2.1. Qualified Income Offset	6
4.2.2. Minimum Gain Chargeback	7
4.2.3. Section 704(c) Allocation	7
4.2.4. Partner Nonrecourse Deductions	7
4.2.5. Adjustments for Special Allocations	7
4.3. Tax Allocations	7
4.4. Distribution of Available Funds	7
4.5. Substantial Economic Effect	7

ARTICLE 5 - DISPOSITION AND CREATION OF PARTNERSHIP INTERESTS	8

5.1. Disposition of General Partnership Interest Upon Certain Events	8
5.2. Withdrawal of a Partner	8
5.3. Creating New or Additional Partnership Interests	8
5.4. Restrictions on Transfer of Partnership Interests	8
5.4.1. Right of First Refusal	8
5.4.2. Requirements for Admission of a New or Substitute Partner	9
5.4.3. Rights of Mere Assignees	9
5.5. Changes in Ownership of Partners that are not Natural Persons	9

ARTICLE 6 - DUTIES AND RIGHTS OF PARTNERS	9

6.1. General Partners	9
6.1.1. Service of General Partner	9
6.1.2. Powers of General Partner	9
6.1.3. General Partner Appointed Attorney for Limited Partners with Respect to Partnership Filings	11
6.2. Limitations Upon Limited Partners	12
6.3. Tax Matters Partner	12
6.3.1. Designation of Tax Matter Partner	12
6.3.2. Functions of Tax Matters Partner	12
6.3.3. Costs	12
6.3.4. Partner Cooperation	12

ARTICLE 7 - INDEMNIFICATION	12

ARTICLE 8 - BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS	13

8.1. Maintenance of Books and Records	13
8.2. Schedule K-1s	13
8.3. Taxable Year and Accounting Method	13
8.4. Tax Elections made by Partners	13
8.5. Bank Accounts	13

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ARTICLE 9 - DISSOLUTION, LIQUIDATION AND TERMINATION	14

9.1. Events of Dissolution	14
9.2. Winding Up	14
9.3. Final Distribution	14
9.4. Certificate of Cancellation	14

ARTICLE 10 - GENERAL PROVISIONS	14

10.1. Entire Agreement of the Partners; Amendments	14
10.2. Form of Notice	15
10.3. Severability of the Provisions of this Agreement	15
10.4. Parties and Successors Bound	15
10.5. Applicable Law and Agreement to Arbitrate	15
10.6. Waiver of Rights to Partition	15
10.7. Headings and Captions	15
10.8. Pronouns	15
10.9. Disclosure and Waiver of Conflicts	15
10.10. Costs of Enforcement	16
10.11. Third Party Beneficiaries	16

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LIMITED PARTNERSHIP AGREEMENT

OF

KILGORE PARTNERS, L.P.

A Utah Limited Partnership

This Limited Partnership Agreement of KILGORE PARTNERS, L.P. (“Agreement”), is executed and agreed to by (i) Summit Materials, LLC, a Delaware limited liability company, as a “General Partner” (sometimes, “SMLLC - GP”); (ii) Summit Materials, LLC, a Delaware limited liability company, as a “Limited Partner” (sometimes, “SMLLC - LP”); and (iii) Summit Materials Corporations I, Inc., a Delaware corporation, as a “Limited Partner” (sometimes, “SMCORP - LP”).

ARTICLE 1 - DEFINITIONS

1.1. Scope. For purposes of this Agreement, unless the language or context clearly indicates that a different meaning is intended, capitalized terms have the meanings specified in this article.

1.2. Defined Terms.

1.2.1. “Act” means the Utah Uniform Limited Partnership Act, codified at U.C.A. 48-2e-101 et seq., and any successor statute, as amended from time to time.

1.2.2. “Agreement” means this limited partnership agreement, including any amendments.

1.2.3. “Available Funds” means the Partnership’s gross cash receipts from operations, less the sum of: (a) payments of principal, interest, charges, and fees pertaining to the Partnership’s indebtedness; (b) expenditures incurred incident to the usual conduct of the Partnership’s business; and (c) amounts reserved to meet the reasonable needs of the Partnership’s business in the future.

1.2.4. “Certificate” means the Certificate of Limited Partnership required by § 48-2e-201 of the Act.

1.2.5. “Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

1.2.6 “Effective Date” means the date on which this Agreement shall become effective, which date shall be the date of closing of the acquisition of Lewis & Lewis, Inc., a Wyoming corporation, by SMCORP - LP.

1.2.7. “General Partner” means a Person who is vested with authority to manage the Partnership in accordance with ARTICLE 6.

1.2.8. “General Partner Interest” or “General Partnership Interest” means a General Partner’s Partnership Interest.

1.2.9 “Limited Partner” means a Limited Partner as identified in the introductory paragraph or in Paragraph 2.6.2.

1.2.10. “Limited Partner Interest” or “Limited Partnership Interest” means a Limited Partner’s Partnership Interest.

1.2.11. “Net Profit and Net Loss” mean, respectively, the net profit or loss for each fiscal year of the Partnership or portion thereof, an amount equal to the Partnership’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Loss pursuant hereto shall be taken into account in computing such taxable income or losses as if it were taxable income;

(b) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to IRC Reg. § 1.704 1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Loss pursuant hereto shall be taken into account in computing such taxable income or losses as if they were deductible items;

(c) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to IRC Reg. § 1.704 1(b)(2)(iv)(m)(4) to be taken into account in determining capital accounts under Paragraph 3.5 as a result of a distribution (other than in liquidation of a Partner’s Partnership Interest in the Partnership), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Loss;

(d) in the event the gross asset value of any Partnership asset is adjusted pursuant to the terms hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Loss;

(e) gain or loss resulting from the disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the gross asset value of the property disposed of notwithstanding that the adjusted tax basis of such property differs from its gross asset value;

(f) in lieu of depreciation, amortization or other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account depreciation for such period; and

(g) the amount of items of Partnership income, gain, deduction and loss available to be specially allocated pursuant to Article 4 hereof shall be determined by applying rules analogous to those in subclauses (a) through (f) above. Notwithstanding any other provision of this definition, Net Profits shall be decreased or Net Loss shall be increased by the amount of items of Partnership income and gain specially allocated under Article 4 hereof and Net Profits shall be increased or Net Loss shall be decreased by the amount of items of Partnership loss and deduction specially allocated under Article 4 hereof.

1.2.12. “Partner” unless specifically stated otherwise, shall refer to the General partner and each Limited Partner.

1.2.13. “Partnership” means Kilgore Partners, L.P, a Utah limited partnership.

1.2.14. “Partnership Interest” or “Interest” means the ownership interest of a Partner in the Partnership, consisting of the Partner’s right to share in Profits, receive distributions, and receive information pertaining to the Partnership’s affairs as described herein. “Partnership Interest” or “Interest” shall include all classes of ownership interest in the Partnership including, without limitation, General Partner Interests and Limited Partner Interests. Each Partner’s initial Partnership Interest is set forth in Paragraph 3.2, and may be adjusted from time to time in the Partnership’s records as provided herein.

1.2.15. “Person” means any individual, corporation, trust, partnership, joint venture, limited liability company or other entity.

1.2.16. “Representative” shall mean the legally appointed guardian of a mentally incapacitated Partner, the conservator of a mentally incapacitated Partner’s assets or the legally appointed and qualified personal representative of the estate of a deceased Partner.

1.2.17. “Transfer” means, with respect to an Interest, a sale, assignment, gift or any other disposition by a Partner, whether voluntary, involuntary, or by operation of law.

1.2.18. “Treasury Regulations,” “Regulations,” “Treas. Reg.,” or “Reg.” means the income tax regulations promulgated under the Code as amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE 2 - ORGANIZATION

2.1. Formation of the Partnership. The Partnership has been organized as a Utah limited partnership pursuant to the Act. The rights and obligations of the Partners shall be as set forth in the Act unless this Agreement expressly provides otherwise.

2.2. Name of the Partnership. The name of the Partnership is “Kilgore Partners, L.P.” and all Partnership business shall be conducted in that name or such other name the Partners may select from time to time and which is in compliance with all applicable laws.

2.3. Registered Agent and Principal Office. The registered agent of the Partnership in the State of Utah shall be the initial registered agent named in the Certificate or such other Person or Persons as the Partners may designate from time to time. The principal office of the Partnership shall be at such place as designated in the Certificate and as the Partners may designate from time to time, and the Partnership shall maintain records there as required by the Act.

2.4. Purposes of the Partnership. The Partnership is organized:

2.4.1. To carry on the construction and construction materials business. To engage in (i) the manufacture and supply of asphalt, concrete, other aggregates and related infrastructure materials, and (ii) the provision of excavation, earthwork, and related sitework construction services and installation services.

2.4.2. To transact other business. To transact any and all other businesses for which limited partnerships may be formed under the Act or applicable Utah law.

2.4.3. To act on own account or for others. To accomplish any of the foregoing purposes for its own account or as nominee, agent or trustee for others.

2.5. Term of Existence. The Partnership commenced on the date its Certificate was filed with the Division of Corporations and Commercial Code of the Utah Department of Commerce and shall continue in existence until the time fixed in the Certificate, or such earlier time as may be determined in accordance with the terms of this Agreement.

2.6. Partners.

2.6.1. General Partner. The name and address of the General Partner are:

Name	Address
SMLLC - GP	1550 Wynkoop 3rd Floor Denver, CO 80202

2.6.2. Limited Partner. The name and address of the Limited Partners are:

Name	Address
SMLLC - LP	1550 Wynkoop 3rd Floor Denver, CO 80202

SMCORP - LP	1550 Wynkoop 3rd Floor Denver, CO 80202

ARTICLE 3 - CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

3.1. Initial Capital Contributions. Partners have made or shall make capital contributions to the Partnership, in cash, services, or property, as necessary to accomplish the initial development of the Partnership’s business, and as more particularly set forth in Schedule A, attached hereto.

3.2. Interests of Partners in Partnership Capital. Each Partner’s relative interest in the capital of the Partnership shall be represented by the Partner’s Partnership Interest. The Partnership Interest of each Partner is as follows:

Name	Partnership Interest
SMLLC - GP	*TBD% General Partnership Interest

SMLLC - LP	*TBD% Limited Partnership Interest

SMCORP - LP	*TBD% Limited Partnership Interest

*	The actual Partnership Interest of each Partner shall be determined based on the respective fair market values of each Partner’s capital contributions on the date of contribution, as set forth on Schedule A, to be determined on or before August 1, 2015. The General Partner shall be responsible for selecting the actual method of determining the fair market, values referenced in the immediately forgoing sentence.

3.3. Subsequent Capital Contributions. No Partner shall be obligated to make any additional capital contributions to the Partnership except as the Partners may agree by unanimous consent.

3.4. Return of Capital Contributions. Except as expressly provided herein, each Partner agrees not to withdraw as a Partner of the Partnership and no Partner shall be entitled to the return of any part of its capital contributions or to be paid interest in respect to either its capital account or its capital contributions.

3.5. Capital Accounts of the Partners. A separate capital account shall be maintained for each Partner in accordance with the Code and the Regulations thereunder. Capital accounts will be:

(a) Increased by: (i) the amount of any money the Partner contributes to the Partnership’s capital; (ii) the fair market value of any property the Partner contributes to the Partnership’s capital, net of any liabilities the Partnership assumes or to which the property is subject; and (iii) the Partner’s share of Profits and any separately stated items of income or gain; and

(b) Decreased by: (i) the amount of any money the Partnership distributes to the Partner; (ii) the fair market value of any property the Partnership distributes to the Partner, net of any liabilities the Partner assumes or to which the property is subject; and (iii) the Partner’s share of Losses and any separately stated items of deduction or loss.

3.6. Revaluation of Capital Accounts Upon Occurrence of Certain Events. In accordance with the provisions of the Regulations, if, after the initial capital is contributed pursuant to Paragraph 3.1, money or property in other than a de minimis amount is contributed to the Partnership, or distributed by the Partnership to a Partner, the capital accounts of the Partners and carrying values of all the Partnership’s property may, in the General Partner’s discretion, be adjusted to reflect the fair market value of the Partnership property on the date of adjustment, as set forth in the Regulations.

ARTICLE 4 - ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocation of Profits and Losses Between the Partners. After giving effect to the special allocations contained in paragraph 4.2 and any others required to be made by the Code or the Regulations, profits and losses for each taxable year shall be allocated among the Partners in proportion to their Partnership Interests, as set forth in paragraph 3.2.

4.2. Special Allocations. Notwithstanding anything to the contrary contained herein, the following special allocations shall be made if the circumstances require.

4.2.1. Qualified Income Offset. Notwithstanding anything to the contrary contained herein, if a Partner unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations or any amendment thereto, or receives an allocation of loss which produces a negative capital account for any Partner while any other Partner has a positive capital account, then items of Partnership income, including gross income, shall be specially allocated to such Partner to the extent necessary to eliminate any capital account deficit. This paragraph is intended to constitute a “qualified income offset” within the meaning Section 1.704-1(b)(2)(ii)(d) of the Regulations.

4.2.2. Minimum Gain Chargeback. Notwithstanding anything to the contrary contained herein, if there is a net decrease in Partnership “minimum gain,” as defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations, during a taxable year, each Partner shall be specially allocated, before any other allocation, items of income and gain for such taxable year (and, if necessary, subsequent years) in proportion to each Partner’s share of the net decrease in Partnership “minimum gain.” This paragraph is intended to comply with the “minimum gain chargeback” provisions of Section 1.704-(2)(f) of the Regulations.

4.2.3. Section 704(c) Allocation. Notwithstanding anything to the contrary contained herein, items of income, gain, loss, and deduction with respect to property contributed to the Partnership’s capital will be allocated between the Partners so as to take into account any variation between book value and basis, to the extent and in the manner prescribed by Section 704(c) of the Code and related Regulations.

4.2.4. Partner Nonrecourse Deductions. Items of the Partnership’s loss, deductions, and expenditures described in Section 705(a)(2)(B) of the Code that are attributable to the Partnership’s nonrecourse debt and are characterized as Partner nonrecourse deductions under Section 1.704-2(i) of the Regulations will be allocated to the Partners’ capital accounts in accordance with Section 1.704-2(i) of the Regulations.

4.2.5. Adjustments for Special Allocations. If the special allocations result in capital account balances that are different from the capital account balances the Partners would have had if the special allocations were not required, the Partnership will allocate other items of income, gain, loss, and deduction in any manner it considers appropriate to offset the effects of the special allocations on the Partners’ capital account balances. Any offsetting allocation required by this paragraph is subject to and must be consistent with the special allocations.

4.3. Tax Allocations. For federal income tax purposes, unless the Code or Regulations require otherwise, each item of the Partnership’s income, gain, loss, or deduction will be allocated to the Partners in proportion to their allocations of the Partnership’s Profit or Loss.

4.4. Distribution of Available Funds. The Partnership may distribute its Available Funds to the Partners at such intervals as the General Partner determines. All distributions of Available Funds will be allocated between the Partners in proportion to their Partnership Interests.

4.5. Substantial Economic Effect. The various provisions of this article are intended and will be construed to ensure that the allocations of the Partnership’s income, gain, losses, deductions, and credits have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code.

ARTICLE 5 - DISPOSITION AND CREATION OF PARTNERSHIP INTERESTS

5.1. Disposition of General Partnership Interest Upon Certain Events. Upon the General Partner’s dissolution, termination, or bankruptcy the General Partner Interest shall become a Limited Partner Interest and the Limited Partners shall appoint a new General Partner.

5.2. Withdrawal of a Partner. Except as unanimously agreed by the Partners, a Partner, whether it be a General Partner or a Limited Partner, does not have the right or power to withdraw from the Partnership as a Partner.

5.3. Creating New or Additional Partnership Interests. Additional Persons may be admitted to the Partnership as Limited Partners or General Partners and Partnership Interests may be created and issued to those Persons and to existing Partners upon the approval of Partners owning at least two-thirds (2/3) of the Partnership Interests of the Partnership on such terms and conditions as they may determine at the time of admission. The terms of admission or issuance must specify the interests in Partnership capital applicable to the new interests. The provisions of this paragraph shall not apply to Transfers of Partnership Interests.

5.4. Restrictions on Transfer of Partnership Interests. A Partner may Transfer his or her Partnership Interest to another Person subject to the following restrictions:

5.4.1. Right of First Refusal. Before a Partner (“Transferring Partner”) may Transfer a Partnership Interest to any Person, the Transferring Partner or his or her legal representative shall give written notice (the “Transfer Notice”) to the Partnership and the other Partners of his or her intention to do so. For 60 days following receipt of the Transfer Notice, the Partnership shall have the option to purchase all or any part of the Transferring Partner’s Interest at its then fair market value as determined by a qualified, independent appraiser selected by the non-transferring Partners. If the Partnership fails to exercise its option, in whole or in part, for 30 days following the expiration of the Partnership’s option period, each non-transferring Partner shall have the option to purchase (at the same price as applied to the Partnership’s option) a proportionate share (based upon his or her Interest which is not subject to the proposed transfer) of the Transferring Partner’s Interest. If a Partner waives, in whole or in part, his or her option to purchase, the unexercised option, or portion thereof, to which such waiver applies shall inure proportionately (based upon each such non-transferring Partner’s Interest that is not subject to the proposed transfer, exclusive of the Interest of the Partner waiving the option) to other non-transferring Partners. The Transfer Notice may be sent by first class mail to the Partnership at its principal place of business, and to each non-transferring Partner at the address specified for such Partner in paragraph 3.2 or in the Partnership’s records, and shall be deemed to be delivered three days after it is deposited for delivery. Notwithstanding the foregoing, neither the Partnership nor the non-transferring Partners shall have any right of first refusal (and the Transferring Partner shall have no obligation to give a

Transfer Notice) under this paragraph 5.4.1 with respect to a transfer between Partners or a gratuitous transfer of a Partner’s Interest for estate planning reasons to a Transferee that is a member of the Partner’s family, a trust for the benefit of the Partner or the members of the Partner’s family (or, if a trust holds a Partnership Interest, to a beneficiary of such trust), or to an entity, such as a family limited liability company, of which the transferring Partner retains control. Such a Transferee, however, shall not be admitted as a substitute Partner without first meeting the requirements of paragraph 5.4.2.

5.4.2. Requirements for Admission of a New or Substitute Partner. No Transferee shall have the right to become a Partner unless and until all of the following conditions are satisfied: (a) the written acceptance and adoption by the Transferee of the provisions of this Agreement; (b) the admission is approved by all of the non-transferring Partners, the granting or denial of which shall be within their sole and absolute discretion; and (c) payment by the Transferring Partner or the Transferee of all expenses in connection with the transfer and admission, subject to the non-transferring Partners’ right to waive the payment of these expenses in their sole discretion.

5.4.3. Rights of Mere Assignees. If a Transferee is not admitted as a Partner, the Transferee shall be entitled to receive the allocations and distributions attributable to the transferred Interest, but the Transferee shall not be entitled to inspect the Partnership’s books and records, receive an accounting of the Partnership’s financial affairs, or otherwise take part in the Partnership’s business or exercise the rights of a Partner under this Agreement or the Act.

5.5. Changes in Ownership of Partners that are not Natural Persons. A change in controlling ownership of a Partner that is a corporation, limited liability company, general partnership, limited partnership, or other similar entity shall be considered a Transfer for purposes of paragraph 5.4.

ARTICLE 6 - DUTIES AND RIGHTS OF PARTNERS

6.1. General Partners.

6.1.1. Service of General Partner. The General Partner shall devote such time and effort as may be necessary or appropriate to the business and affairs of the Partnership. The General Partner may receive compensation for services as a General Partner in addition to distributions as a Partner but any such additional compensation shall be reasonable and shall not exceed salaries paid to general partners performing similar services for similar businesses.

6.1.2. Powers of General Partner. Pursuant to the Act, the General Partner has the exclusive right to manage the Partnership’s business and shall possess all of the powers and rights of a general partner under the Act, including, without limiting the generality of the foregoing, the power, in the General Partner’s absolute discretion and on behalf of the Partnership, to:

6.1.2.1. Manage the affairs and business of the Partnership, including exercising the authority and powers granted to the Partnership, employing such agents, advisors, consultants and helpers as the General Partner deems advisable to assist it with its responsibilities, and otherwise act in all other matters on behalf of the Partnership.

6.1.2.2. Sell, assign, convey, or otherwise transfer title to a portion of the Partnership’s real and personal property, including any interest in any mortgage (including for the purposes of this Agreement, deeds of trust, security agreements, financing statements and similar loan transaction documentation), lease or other interest in real or personal property.

6.1.2.3. Lease, upon such terms as may be deemed proper, all or any portion of the Partnership’s real or personal property, whether or not the space or facility so leased is to be occupied by the lessee, or, in turn, subleased in whole or in part to others.

6.1.2.4. Borrow money for the Partnership on the security of all or any part of its real and personal property and, in conjunction therewith, execute all necessary papers and documents, including, but not limited to, bonds, notes, mortgages, pledges, security agreements and confessions of judgment for and on behalf of the Partnership.

6.1.2.5. Obtain replacements of mortgages on the Partnership property.

6.1.2.6. Prepay, in whole or in part, refinance, recast, increase, modify, consolidate, correlate or extend on such terms as the General Partner may deem proper, any mortgages affecting the Partnership’s real or personal property.

6.1.2.7. Record title to the Partnership’s real or personal property in the name or names of a nominee or nominees for the purpose of mortgage financing or any other convenience or benefit to the Partnership.

6.1.2.8. Set aside Partnership capital or other funds for payment of past, current and future liabilities of the Partnership.

6.1.2.9. Re-allocate among other Partners, the capital of a Partner whose interest is being surrendered, abandoned, otherwise voided, or reduced.

6.1.2.10. In accordance with generally accepted principals of accounting consistently applied, and unless otherwise provided herein, determine whether items of income, gain, loss, deduction, or credit shall be treated either as capital or extraordinary items, or, alternatively, as profit or loss items.

6.1.2.11. Select and open Partnership bank accounts, withdrawals thereon to be made upon signature(s) as designated by the General Partner.

6.1.2.12. Cause to be kept books of account in which each Partnership transaction (including accounts required to reflect Partners’ profit or loss and capital) shall be entered. Such books of account shall be open to reasonable inspection and examination by the Partners and their duly authorized representatives. The Partnership shall maintain its books and records on the basis of a calendar year.

6.1.2.13. Execute, acknowledge and deliver any and all instruments to effectuate any of the foregoing powers.

6.1.2.14. Vote the stock or shares of any corporation or limited liability company owned by the Partnership.

6.1.2.15. In the event of the distribution of property by the Partnership within the meaning of Section 734 of the Code, or, the transfer of an interest in the Partnership within the meaning of Section 743 of the Code, the General Partner, in the General Partner’s sole and absolute discretion, and in keeping with generally accepted principles of accounting consistently applied, may elect to adjust the basis of the Partnership property pursuant to Sections 734, 743 and 754 of the Code. Partners affected by such election, if made, shall supply to the Partnership the information as may be required to make such election.

6.1.2.15. Perform any and all other acts as the General Partner may deem necessary or appropriate to the conduct of the business of the Partnership.

6.1.3. General Partner Appointed Attorney for Limited Partners with Respect to Partnership Filings. Each of the Limited Partners irrevocably constitute and appoint the General Partner their true and lawful attorney, in their name, place and stead to make, execute, acknowledge and file:

6.1.3.1. A Certificate of Limited Partnership under applicable laws, as required;

6.1.3.2. Any certificate or other instruments, including registration or filings concerning the use of fictitious names and/or qualifications in foreign states and filings required or appropriate under the securities acts (federal and state), which may be required to be filed by the Partnership under the laws of any state, or which the General Partner shall deem advisable to file;

6.1.3.3. Documents required to effectuate the dissolution and termination of the Partnership; and

6.1.3.4. Amendments and modifications of the instruments described above.

6.2. Limitations Upon Limited Partners. No Limited Partner shall take any part in the conduct of the business or control of the assets of the Partnership, or the act of sale, leasing, financing or refinancing of any of its assets, or have any right or authority to act for or bind the Partnership, or request, require, or compel the liquidation of the Partnership. A Limited Partner shall not be or become liable as a General Partner and a Limited Partner shall not be liable to creditors of the Partnership.

6.3. Tax Matters Partner.

6.3.1. Designation of Tax Matter Partner. SMLLC – GP shall be the Tax Matters Partner of the Partnership as provided in §6231 of the Code and shall be authorized and required to represent the Partnership (at the expense of the Partnership) in connection with all examinations of the affairs of the Partnership by any federal, state or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith.

6.3.2. Functions of Tax Matters Partner. The Tax Matters Partner shall take all actions necessary to preserve the rights of the Partners with respect to audits and shall provide all Partners with notices of all such proceedings and other information as required by law. The Tax Matters Partner shall obtain the prior written consent of each Partner before settling, compromising or otherwise altering the defense of any proceeding before the Internal Revenue Service if such Partner or any of its constituent partners could be affected thereby. The Tax Matters Partner shall keep the Partners timely informed of its activities under this subsection. The Tax Matters Partner may prepare and file protests or other appropriate responses to such audits. The Tax Matters Partner shall select counsel to represent the Partnership in connection with any audit conducted by the Internal Revenue Service or by any state or local authority.

6.3.3. Costs. All costs incurred in connection with the foregoing activities, including legal and accounting costs, shall be borne by the Partnership. Any additional expenses with respect to judicial review of adverse determinations in connection with any such tax audits or the defense of any Partner against any claim asserted by the Internal Revenue Service or state or local tax authority of additional tax liability arising out of the Partner’s ownership of its Partnership Interest shall only be incurred by the Partner(s) who have authorized the General Partner, in writing, to proceed with such judicial review or defense.

6.3.4. Partner Cooperation. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with the conduct of all such proceedings.

ARTICLE 7 - INDEMNIFICATION

The Partnership shall promptly indemnify each Partner for payments reasonably made and personal liabilities reasonably incurred by it in the ordinary conduct of Partnership business, or for the preservation of its business or property. Indemnity shall only be provided for reasonable liabilities and costs (including attorneys’ fees) which are actually incurred by the Partner while engaged in activities or enterprises that such Partner reasonably believed to be directly for the benefit of the Partnership, consistent with the provisions of this Agreement.

ARTICLE 8 - BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

8.1. Maintenance of Books and Records. The Partnership shall keep books and records of accounts and shall keep minutes of the proceedings of its General Partner at the principal business office of the Partnership set forth in the Certificate. In addition, the Partnership shall maintain the following at its principal business office: (a) a current list of the full name and last known business address of each Partner, separately identifying the General and Limited Partners; (b) a copy of the filed Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed; (c) copies of the Partnership’s federal, state, and local income tax returns and reports and financial statements, if any, for the three most recent years; (d) copies of this Agreement and any amendments thereto; and (e) unless contained in this Agreement, the Certificate, or in any amendments thereto, a writing setting out: (i) the amount of cash, a description and statement of the agreed value of the other property or services contributed by each Partner and which each Partner has agreed to contribute; (ii) the items as to which or events on the happening of which any additional contributions agreed to be made by each Partner are to be made; (iii) any right of a Partner to receive, or of the Partners to make, distributions which include a return of all or any part of the Partner’s contribution; and (iv) any events upon the happening of which the Partnership is to be dissolved and its affairs wound up.

Records kept pursuant to the preceding paragraph are subject to inspection and copying at the reasonable request, and at the expense, of any Partner during ordinary business hours.

8.2. Schedule K-1s. On or before the 90th day following the end of each fiscal year during the term of the Partnership, the Partnership shall cause each Partner to be furnished with a federal (and where applicable state) income tax reporting Schedule K-1 or its equivalent.

8.3. Taxable Year and Accounting Method. The Partnership’s fiscal year shall coincide with Summit Materials, Inc.’s fiscal year and shall be the same for income tax and financial and accounting purposes. The Partnership shall initially use the cash method of accounting.

8.4. Tax Elections made by Partners. All elections required or permitted to be made by the Partnership under the Code shall be made by the General Partner.

8.5. Bank Accounts. All funds of the Partnership are to be deposited in the Partnership’s name in such bank accounts or investment accounts as may be designated by the General Partners and shall be withdrawn on the signature of a duly authorized General Partner. The Partnership’s funds may not be commingled with the funds of any Partner.

ARTICLE 9 - DISSOLUTION, LIQUIDATION AND TERMINATION

9.1. Events of Dissolution. The Partnership shall be dissolved and shall commence winding up its affairs upon the first to occur of the following:

9.1.1. The time fixed in the Certificate as the expiration of the term of the Partnership;

9.1.2. The consent of all Partners in writing;

9.1.3. Any event which makes it unlawful or impossible to carry on the Partnership’s business;

9.1.4. The sale of all business assets of the Partnership;

9.1.5. The entry of a decree of judicial dissolution under the Act; or

9.1.6. The death, incompetency, withdrawal, resignation, expulsion, bankruptcy, dissolution, or retirement of the General Partner, or the transfer by a General Partner of its General Partnership Interest (whether such interest is held by such Person individually, as a fiduciary, or otherwise), unless the Limited Partners elect a new General Partner and elect to continue the Partnership business.

9.2. Winding Up. Upon the dissolution of the Partnership, the Partners shall wind up the Partnership’s affairs and satisfy the Partnership’s liabilities and liquidate the Partnership property.

9.3. Final Distribution. The proceeds from the liquidation of the Partnership property shall be distributed as follows: (a) first, to creditors, including Partners who are creditors, until all of the Partnership’s debts and liabilities are paid and discharged (or provision is made for payment thereof); and (b) the balance, if any, to the Partners, in proportion to their capital accounts as of the date of such distribution, after giving effect to all contributions, distributions, and allocations for all periods.

9.4. Certificate of Cancellation. On completion of the distribution of Partnership assets as provided by this Article 9, the Partnership shall be terminated, and the General Partner (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Division of Corporations and Commercial Code of the Utah Department of Commerce and take such other actions as may be necessary to terminate the Partnership.

ARTICLE 10 - GENERAL PROVISIONS

10.1. Entire Agreement of the Partners; Amendments. This Agreement embodies the entire understanding between the Partners concerning the Partnership and their relationship as Partners and supersedes any and all prior negotiations, understandings, or agreements. This Agreement may be amended or modified from time to time only by a written instrument adopted, executed, and agreed to by all Partners.

10.2. Form of Notice. All notices and demands required or permitted under this Agreement shall be in writing, as follows: (a) by actual delivery of the notice into the hands of the party entitled to receive it; (b) by mailing such notice by first class or registered or certified mail, in which case the notice shall be deemed to be given three days after the date of its mailing; or (c) by Federal Express or any other overnight carrier, in which case the notice shall be deemed to be given the day after it is sent. All notices which concern this Agreement shall be addressed as provided in the Partnership’s records as of that time.

10.3. Severability of the Provisions of this Agreement. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of the Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected.

10.4. Parties and Successors Bound. This Agreement shall be binding upon the Partners and their respective successors, assigns, heirs, devisees, legal representatives, executors and administrators.

10.5. Applicable Law and Agreement to Arbitrate. The laws of the State of Utah shall govern this Agreement, excluding any conflict of laws rules. The Partners irrevocably agree to submit any controversies relating to this Agreement to binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. In addition, each Partner hereby consents and submits to the jurisdiction of any local, state or federal court located within the county and state where the Partnership’s principal offices are located and hereby waives any rights it may have to transfer or change the venue of any proceeding relating to this Agreement or to the Partnership in general. To the extent permitted by applicable law, the provisions of this Agreement shall override the provisions of the Act to the extent of any inconsistency or contradiction between them.

10.6. Waiver of Rights to Partition. Each Partner irrevocably waives any right that it may have to maintain any action for partition with respect to property contributed to or acquired by the Partnership.

10.7. Headings and Captions. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision.

10.8. Pronouns. All pronouns shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

10.9. Disclosure and Waiver of Conflicts. In connection with the preparation this Agreement, the Partners acknowledge and agree that they understand and acknowledge that the law firm of Strong & Hanni is representing all Partners and the Partnership in this transaction and that this multiple representation necessarily creates a conflict of interest. For example, if Strong & Hanni were representing only one party the firm may seek concessions and provisions in this Agreement which are not included herein. Notwithstanding the foregoing, the Partners (a) desire that Strong & Hanni represent the Partnership; and (b) jointly and severally forever waive any claim that Strong & Hanni’s representation of the Partnership constitutes a conflict of interest.

10.10. Costs of Enforcement. If any Partner is required to retain legal counsel in order to enforce its rights under this Agreement, with or without the commencement of formal legal action, such Partner shall be entitled to recover its reasonable attorney fees and costs from the breaching party or parties.

10.11. Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

[This space intentionally left blank. Signatures appear on following page.]

IN WITNESS WHEREOF, the Partners have executed this Agreement on the dates set forth below, to be effective as of the Effective Date.

General Partner:

SMLLC – GP (Summit Materials, LLC)

By:	/s/ Anne Benedict
Its:	Secretary
Date:	June 1, 2015

Limited Partners:

SMLLC – LP (Summit Materials, LLC)

By:	/s/ Anne Benedict
Its:	Secretary
Date:	June 1, 2015

SMCORP – LP (Summit Materials Corporations I, Inc.)

By:	/s/ Anne Benedict
Its:	Secretary
Date:	June 1, 2015

SIGNATURE PAGE TO LIMITED PARTNERSHIP AGREEMENT OF KILGORE

PARTNERS, L.P.

SCHEDULE A

(Attached to and forming part of Limited Partnership Agreement)

INITIAL CAPITAL CONTRIBUTIONS

1	2	3
Partner	Initial Capital Contribution	Agreed Value of Initial Capital Contribution
SMLLC – GP	Management services	$ TBD under Paragraph 3.2
SMLLC – LP	Assets set forth on Exhibit A	$ TBD under Paragraph 3.2
SCORP – LP	Assets set forth on Exhibit B	$ TBD under Paragraph 3.2

Total $ TBD under Paragraph 3.2

Exhibit A

(Assets of SMLLC - LP contributed as Initial Capital Contribution)

(i) All outstanding membership interests of Kilgore Companies, LLC, a Delaware limited liability company

Exhibit B

(Assets of SMCORP – LP contributed as Initial Capital Contribution)

(i) All outstanding shares of B&B Resources, Inc., a Utah corporation;

(ii) All outstanding shares of Elam Construction, Inc., a Colorado corporation; and

(iii) All outstanding shares of Lewis & Lewis, Inc., a Wyoming corporation